Exhibit (a)(5)(E)

BROOKFIELD PROPERTY PARTNERS ANNOUNCES PRELIMINARY RESULTS OF SUBSTANTIAL ISSUER BID

All dollar references are in U.S. dollars, unless noted otherwise.

BROOKFIELD NEWS, March 26, 2019 — Brookfield Property Partners L.P. (“BPY”) (NASDAQ: BPY; TSX: BPY.UN) announced today the preliminary results of its substantial issuer bid (the “Offer”) to purchase for cancellation up to $405 million of its limited partnership units (the “BPY Units”), which expired at 5:00 pm (Eastern Time) on March 25, 2019.

The Offer was open to holders of BPY Units (“BPY Unitholders”), holders of exchangeable limited partnership units of Brookfield Office Properties Exchange LP (“Exchange LP Unitholders”, and together with BPY Unitholders, the “Unitholders”) on an as exchanged basis (as exchanged, and together with the BPY Units, the “Units”) and holders of securities that are exchangeable into BPY Units prior to or at the time of the Offer.

In accordance with the terms and conditions of the Offer and based on a preliminary count by AST Trust Company (Canada) (the “Depositary”), BPY expects to take up and purchase for cancellation 14,178,607 Units at a purchase price of $21.00 per Unit (the “Purchase Price”), for an aggregate cost of approximately $298 million, excluding fees and expenses relating to the Offer.

The Offer was made by way of a “modified Dutch auction” with Offer prices ranging from $19.00 to $21.00 per Unit. Based on preliminary results, 14,178,607 Units were tendered under the Offer (including Units tendered by notice of guaranteed delivery).

The number of Units to be purchased under the Offer and the Purchase Price are preliminary, subject to verification by the Depositary and assume that all Units tendered through notice of guaranteed delivery will be delivered within the two trading day settlement period. BPY will announce the final results following completion of take-up of the Units.

Under its separate substantial issuer bid, Brookfield Property REIT Inc., a subsidiary of BPY, expects to accept for purchase 4,679,802 of its Class A shares at a purchase price of $20.30 per share, for an aggregate cost of approximately $95 million.

The Units expected to be purchased under these offers in aggregate represent approximately 1.8% of the Units issued and outstanding as at March 22, 2019 on a fully exchanged basis. After giving effect to these offers, 1,031,165,551 Units are expected to be issued and outstanding on a fully exchanged basis.

This press release is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell Units.

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Brookfield Property Partners L.P.

Brookfield Property Partners, through Brookfield Property Partners L.P. and its subsidiary Brookfield Property REIT Inc., is one of the world’s premier commercial real estate companies, with approximately $87 billion in total assets. We are leading owners, operators and investors in commercial real estate, with a diversified portfolio of premier office and retail assets, as well as interests in multifamily, triple net lease, logistics, hospitality, self-storage, student housing and manufactured housing assets. Brookfield Property Partners L.P. is listed on the Nasdaq Stock Market and the Toronto Stock Exchange. Brookfield Property REIT Inc. is listed on the Nasdaq Stock Market. Further information is available at bpy.brookfield.com.

Brookfield Property Partners is the flagship listed real estate company of Brookfield Asset Management Inc., a leading global alternative asset manager with over $350 billion in assets under management.

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Contact:

Matthew Cherry

Senior Vice President, Investor Relations & Communications

Tel: 212-417-7488

Email: matthew.cherry@brookfield.com

Forward-Looking Statements

This press release contains “forward-looking information” and “forward-looking statements” within the meaning of applicable securities laws and regulations. Forward-looking statements include statements that are predictive in nature or depend upon or refer to future events or conditions, include statements regarding our operations, business, financial condition, expected financial results, performance, prospects, opportunities, priorities, targets, goals, ongoing objectives, strategies and outlook, as well as the outlook for North American and international economies for the current fiscal year and subsequent periods, and include words such as “expects,” “anticipates,” “plans,” “believes,” “estimates,” “seeks,” “intends,” “targets,” “projects,” “forecasts,” “likely,” or negative versions thereof and other similar expressions, or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”

Although we believe that our anticipated future results, performance or achievements expressed or implied by the forward-looking statements and information are based upon reasonable assumptions and expectations, the reader should not place undue reliance on forward-looking statements and information because they involve known and unknown risks, uncertainties and other factors, many of which are beyond our control, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievement expressed or implied by such forward-looking statements and information.

Factors that could cause actual results to differ materially from those contemplated or implied by forward-looking statements include, but are not limited to: risks incidental to the ownership and operation of real estate properties including local real estate conditions; the impact or unanticipated impact of general economic, political and market factors in the countries in which we do business; the ability to enter into new leases or renew leases on favorable terms; business competition; dependence on tenants’ financial condition; the use of debt to finance our business; the behavior of financial markets, including fluctuations in interest and foreign exchange rates; uncertainties of real estate development or redevelopment; global equity and capital markets and the availability of equity and debt financing and refinancing within these markets; risks relating to our insurance coverage; the possible impact of international conflicts and other developments including terrorist acts; potential environmental liabilities; changes in tax laws and other tax related risks; dependence on management personnel; illiquidity of investments; the ability to complete and effectively integrate other acquisitions into existing operations and the ability to attain expected benefits therefrom; operational and reputational risks; catastrophic events, such as earthquakes and hurricanes; and other risks and factors detailed from time to time in our documents filed with the securities regulators in Canada and the United States.

We caution that the foregoing list of important factors that may affect future results is not exhaustive. When relying on our forward-looking statements or information, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements or information, whether written or oral, that may be as a result of new information, future events or otherwise.